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Exhibit 99

News Release

Boeing World Headquarters 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Third Quarter Earnings Per Share of $0.46, Excluding Non-Recurring Items

  —Updates Outlook To Reflect Continuing Downturn in Commercial Aviation and Space Markets, Defense Outlook Remains Strong

Third Quarter Highlights:

  •
  Net earnings of $375 million, or $0.46 per diluted share, excluding non-recurring items, but including previously announced $0.20 per share charge to strengthen finance portfolio reserves and revalue certain investments

  •
  Operating earnings and margins of $654 million and 5.2 percent, excluding non-recurring items

  •
  Strong free cash flow of $1.2 billion; year-to-date free cash exceeds $2.0 billion

  •
  Solid Commercial Airplanes operating results on lower volume; delivered 73 commercial jet airplanes

  •
  Realigned defense, communications, space and intelligence businesses into Boeing Integrated Defense Systems

  •
  Ratified new labor contracts with the IAM in Puget Sound and Wichita, and the UAW in Philadelphia

  •
  Won key U.S. Air Force satellite communications contract for Family of Advanced Beyond-Line-Of-Sight Terminals (FAB-T)

  •
  Awarded $9.7 billion follow-on contract for 60 C-17 transports and orders to increase Joint Direct Attack Munition (JDAM) production

  •
  Signed letter of intent with Japan Airlines for Connexion by BoeingSM service

Summary Financial Results:
(In millions, except per share data)

				Nine months ended September 30
	3rd Quarter
			% Change			% Change
	2002	2001		2002	2001
Revenues	$12,696	$13,687	(7)%	$40,374	$42,496	(5)%
Before cumulative change in accounting*
Net earnings	$372	$650		$1,729	$2,726
Adjust for non-recurring charges/(gains), net	$3	$63		$(1)	$(448)

Reported earnings before non-recurring items	$375	$713	(47)%	$1,728	$2,278	(24)%
Earnings per share (diluted)	$0.46	$0.80		$2.14	$3.26
Adjust for non-recurring charges/(gains), net	$0.00	$0.08		$0.00	$(0.53)

Reported EPS before non-recurring	$0.46	$0.88	(48)%	$2.14	$2.73	(22)%
Diluted Shares for EPS	808.3	814.7		808.6	837.4

        *      Effective 1/1/02, Boeing adopted SFAS 142 and recognized a $1.8 billion non-cash, after-tax charge as a "Cumulative effect of accounting change, net of tax" in its statement of operations.

        CHICAGO, Oct. 16, 2002—The Boeing Company [NYSE: BA] reported third quarter net earnings of $375 million, or $0.46 per share, on $12.7 billion of revenues, excluding non-recurring items. During the same period last year, the company reported net earnings of $713 million, or $0.88 per share, on $13.7 billion of revenue, before a non-recurring item.

        During the quarter, lower revenues at Commercial Airplanes were partially offset by higher revenues at both Military Aircraft and Missile Systems and Space and Communications—together now comprising Integrated Defense Systems. Commercial Airplanes again turned in solid results despite a sharp drop in deliveries, and the majority of the company's defense and space programs continued to perform well.

        Third quarter results were impacted by previously announced pre-tax, non-cash charges totaling $250 million to strengthen Boeing Capital Corporation reserves and revalue certain investments. Also during the quarter, the company increased its estimate of the investment required to launch its 737 Airborne Early Warning and Control (AEW&C) program. In addition, cost growth impacted commercial satellite unit results amid efforts to improve processes and resize for lower market demand.

        "During the quarter our Military Aircraft and Missile Systems and Commercial Airplanes businesses again delivered strong performance," said Phil Condit, Boeing chairman and chief executive officer. "Space and Communications results reflect higher investment to develop an emerging 737 AEW&C business and commercial satellite cost growth that is being vigorously addressed. Boeing Capital took appropriate action given the severity of the commercial aviation downturn. We remain focused on performance and growing value across our balanced portfolio of businesses."

        Non-recurring after-tax charges for the period were all non-cash and totaled $70 million to write-down the company's investment in Teledesic, LLC ($63 million), as well as a separate, unrelated long-held equity investment ($7 million). Non-recurring after-tax gains totaled $67 million. These included a $12 million gain on the divestiture of an equity investment held by Military Aircraft and Missile Systems and a $55 million benefit from a favorable tax settlement. Together, these four items reduced third quarter net income by $3 million. This compares to a non-recurring after-tax charge of $63 million in the third quarter of 2001 related to Sept. 11, 2001. A summary of all after-tax non-recurring items recognized in the first three quarters of 2002 and 2001 can be found at the end of this release.

        Deferred stock compensation expense decreased $70 million due to the decline in the company's stock price during the quarter. This resulted in a $0.05 benefit to earnings per share. Pre-tax expense for share-based plans totaled $113 million and reduced earnings per share by $0.09. When these results are netted together, consolidated stock compensation expenses lowered third quarter earnings per share by a total of $0.04.

        Earnings per share for the quarter, excluding stock compensation expenses and non-recurring items, totaled $0.50 per share compared with $0.84 in 2001.

        Free cash flow (operating cash flow less capital expenditures) totaled $1.2 billion for the third quarter. Ending cash and short-term investment balances totaled $1.7 billion.

        Consolidated quarter-end debt totaled $13.6 billion, essentially unchanged from the end of the second quarter. Boeing Capital Corporation debt increased $0.7 billion to $9.1 billion, while Boeing Company debt declined about $0.3 billion to $3.9 billion. Non-recourse customer financing obligations remained about $0.6 billion.

        Total backlog at the end of the quarter increased to $136.7 billion compared with $134.1 at the end of 2001. Contractually committed backlog totaled $103.0 billion compared with $106.6 billion at year-end.

        Boeing Commercial Airplanes:    Commercial Airplanes' third quarter results reflect solid operating performance with significantly fewer airplane deliveries. Segment revenues totaled $6.1 billion compared with $8.0 billion in the third quarter of 2001, as Commercial Airplanes delivered 73 new jet airplanes during the quarter, compared with 120 a year ago and 112 in the prior quarter. Segment operating earnings and margins totaled $518 million and 8.5 percent, respectively, compared with $835 million and 10.5 percent in the prior year, excluding a non-recurring item in 2001. These results are in line with previously reported expectations that margins would moderate as deliveries declined.

        Third quarter 2001 Commercial Airplanes operating earnings and margins, including a $100 million pre-tax, non-recurring charge for the events of Sept. 11, 2001, were $735 million and 9.2 percent, respectively.

        Commercial Airplanes continues to aggressively improve operating efficiency and is making continued progress in implementing moving production lines and related supply chain management efficiencies. In addition, a new labor contract was ratified with the International Association of Machinists.

        Commercial Airplanes received 18 gross orders during the quarter and 184 for the first nine months of the year. Contractual backlog at quarter-end totaled $68.9 billion compared with $75.9 billion at the end of 2001.

        Integrated Defense Systems:    On July 10, 2002, Boeing announced the formation of Integrated Defense Systems, merging the company's Military Aircraft and Missile Systems and Space and Communications businesses into a single unit. The realignment is progressing well and, as previously stated, the company will continue to report Military Aircraft and Missile Systems and Space and Communications results separately through the remainder of 2002.

        Military Aircraft and Missile Systems:    Military Aircraft and Missile Systems revenues for the third quarter increased 14 percent to $3.8 billion compared with $3.3 billion a year ago. The year-over-year revenue increase was driven by additional C-17, F-15 and JDAM deliveries, as well as higher Military Aerospace Support sales. Operating performance continued to be strong.

        Segment earnings and operating margins, excluding a non-recurring item, totaled $423 million and 11.3 percent. This compares to segment earnings and operating margins of $412 million and 12.5 percent during the third quarter of 2001, which included the impact of a favorable contract settlement.

        During the quarter, Military Aircraft and Missile Systems recognized a non-recurring gain related to the divestiture of an equity investment. Segment earnings and margins for the quarter including this adjustment totaled $442 million and 11.8 percent, respectively.

        Military Aircraft and Missile Systems continued to capture growth opportunities during the quarter. Additional orders were received for Joint Direct Attack Munitions and the unit is expanding its production facility to meet increasing U.S. Air Force and Navy requirements. Kuwait became the seventh international customer for the Apache Longbow helicopter with its agreement to purchase 16 AH-64Ds for approximately $900 million. The U.S. Air Force awarded Boeing a follow-on $9.7 billion contract for 60 C-17 transports, and the U.S. Navy awarded Boeing an advanced development contract for the Multi-mission Maritime Aircraft program. The Italian government also approved its 767 tanker program contract.

        Contractual backlog at the end of the quarter totaled $19.6 billion compared with $17.6 billion at the end of 2001.

        Space and Communications:    Space and Communications' segment revenues were $2.7 billion for the third quarter of 2002 compared to $2.7 billion in the third quarter of 2001. Higher missile defense revenues were offset by lower commercial satellite revenues. Operating earnings and margins were $64 million and 2.3 percent, respectively, excluding a non-recurring item. This compares with $181 million and 6.7 percent during the third quarter of 2001.

        During the quarter, Space and Communications recognized a non-cash, non-recurring $100 million pre-tax charge to write-down an equity investment in Teledesic, LLC, which stopped work on its satellite constellation and announced its intent to reduce staff. Including this non-recurring item, Space and Communications reported a third quarter operating loss of $36 million.

        During the quarter Space and Communications solidified its position as a leading industry partner in the U.S. military's transformation with its selection by the U.S. Air Force for the key Family of Advanced Beyond-Line-of-Sight Terminals (FAB-T) contract. The unit also successfully completed an interim program review for the U.S. Army's Future Combat System. This follows the company's award by the U.S. Army last quarter of the Joint Tactical Radio System contract. Missile defense performance has also been strong as the company established innovative international partnerships to create systems solutions for global missile defense and successfully completed the first flight of a specially modified 747 aircraft for the Airborne Laser program.

        Although most Space and Communications businesses continue to perform well, its commercial satellite unit was impacted by cost growth partially offset by favorable contract settlements. The net impact to the quarter was a reduction in operating earnings of approximately $35 million.

        Space and Communications continues to develop a 737 Airborne Early Warning & Control (AEW&C) system. There is a healthy market for cost-effective AEW&C systems, and Boeing has captured the first two opportunities. The entire development effort is being accounted for as cost on the first production aircraft contract. As a result of increased cost estimates to complete development related to system design, Space and Communications recognized a pre-tax charge of approximately $100 million. The program remains on schedule to reach a critical design milestone near year-end. Successful completion of the design effort will benefit future 737 AEW&C customers, and the company expects that investment in this business will create long-term value.

        Contractual backlog at the end of the quarter totaled $14.5 billion compared with $13.1 billion at the end of 2001.

        Boeing Capital Corporation:    Boeing Capital Corporation revenues increased 43 percent to $242 million from $169 million in the third quarter of 2001. Boeing Capital reported a pre-tax loss (after financing-related interest expense) for the quarter totaling $92 million compared with pre-tax earnings of $40 million last year.

        Boeing Capital's results were impacted by previously announced charges to strengthen reserves and revalue certain investments. The unit recognized pre-tax, non-cash charges totaling $149 million during the quarter. The Boeing Company recognized additional pre-tax non-cash charges totaling $101 million in its "Other" segment associated with parent guarantees on certain financings that mitigate Boeing Capital's exposure. These charges reflect the deterioration of aircraft collateral values, particularly for older and/or out of production aircraft types in the finance portfolio, as well as continued pressure on airline credit ratings.

        Boeing Capital's portfolio at quarter-end totaled $11.5 billion compared to $11.1 billion at the end of the second quarter and $8.0 billion at the end of September 2001. The unit expects to provide prudent financing that reflects current market conditions and applies appropriate credit, equipment, return and loan-to-value standards. Quarter-end Boeing Capital leverage (debt-to equity) remained a conservative 5.7-to-1, down from 5.9-to-1 at the end of the third quarter of 2001.

        Other Segments:    During the quarter, Japan Airlines signed a letter of intent for the Connexion by BoeingSM service. Lufthansa consumer trials of Connexion by Boeing service are scheduled for early 2003, and British Airways is on schedule for a system demonstration in 2003.

        Boeing Air Traffic Management continues to generate domestic and international support for a new global system. The unit was awarded a contract from the Federal Aviation Administration during the quarter to evaluate integrating security enhancements into the current National Airspace System.

        Outlook:    The company has revised its outlook for 2002 and 2003. For 2002, the revised outlook reflects third quarter margin results; the revenue and cash outlook is unchanged. For 2003, the revised outlook reflects the severe and continuing downturn in the company's commercial markets, principally commercial aviation, partially offset by continuing strength in the company's defense and non-commercial space businesses.

        The commercial aviation market downturn remains severe, with trends varying between carriers and regions. Low-cost airlines are experiencing comparatively stronger passenger demand. For the major carriers, markets within and between Asia and Europe are seeing some recovery. However, the downturn remains most significant in key U.S. domestic, transatlantic and transpacific markets. In addition, recent airline announcements in the United States confirm that the domestic recovery of traffic and airline profitability has slowed. Consequently, demand for new aircraft and related support will remain diminished for longer than previously anticipated.

        Boeing Commercial Airplanes continues to resize to operate efficiently at lower airplane production and delivery levels. Planned employment reductions for 2002 are on schedule. The deliveries outlook for 2002 remains unchanged at approximately 380 airplanes. For 2003, the delivery outlook has been revised from between 275 and 300 airplanes to between 275 and 285 airplanes. The delivery forecast is essentially sold out for 2002 and is approximately 95 percent sold for 2003 at the lower end of the range.

        Boeing Commercial Airplanes currently estimates its 2004 deliveries to be in a similar range to 2003. Commercial Airplanes continuously monitors market conditions and expects to provide its initial 2004 delivery forecast when the company announces full year results in January 2003.

        The commercial space market also remains soft largely due to lower demand by telecommunications companies for satellite and launch capabilities. Consequently, launch and satellite demand is likely to be driven by government requirements over the next few years, and the market will remain highly competitive.

        Conversely, the company's defense, intelligence and non-commercial space and communications markets remain strong, and will partially offset the cyclical downturn in the company's commercial markets. In 2003, Integrated Defense Systems revenues will exceed 50 percent of total company revenues. Missile defense, integrated battlespace and proprietary programs remain key growth areas for Integrated Defense Systems during the outlook period. Revenue growth is also planned from aerospace support programs; increased deliveries of tactical fighters, rotorcraft and transport aircraft under multi-year procurements; and higher JDAM deliveries. Contract signing for the U.S. Air Force 767 tanker program, margin improvement in commercial satellite manufacturing, a successful Delta IV inaugural launch and successful AEW&C development are key Integrated Defense System management focus areas.

        Revenue guidance for 2002 remains unchanged at $54 billion. For 2003, revenue guidance is changed from $52 billion to $50 billion. The operating margin outlook for 2002 is being adjusted from 8.25 percent to 7.25 percent. For 2003, operating margin guidance is being revised from 8.25 percent to 6.50 percent. The 2002 free cash flow outlook remains unchanged at between $2.5—$3.0 billion. Free cash flow guidance for 2003 is revised from greater than $3 billion to between $2.0 billion and $2.5 billion.

Financial Outlook	2002	2003
Revenue (in billions)	$54+/-	$50]+/-
Operating margins (%)	7.25%+/-	6.50%+/-
Free cash flow (in billions)	$2.5–$3.0	$2.0–$2.5

        Research and development during the guidance period is expected to remain between 3.0 and 3.5 percent of sales, but near the lower end of the range.

        Pension Update:    The company measures its pension plan using a September 30 year end for financial accounting purposes. The significant declines experienced in the financial markets have unfavorably impacted plan asset performance. This, coupled with historically low interest rates (a key factor when estimating plan liabilities), is likely to cause the company to recognize a significant non-cash charge to equity in the fourth quarter of 2002. This charge would not impact reported earnings, and would be reversible if either interest rates increased or market performance and plan returns improved.

        For the plan year ending September 2002, the company contributed $325 million to its pension plan. Future funding requirements will primarily be driven by market and plan performance.

        Non-Recurring Items: A summary of non-recurring impacts to the company's financial results is provided below:

2002 and 2001
NRE and Accounting Change Impacts To Net Earnings—Year to Date
Gains/(Charges)—Millions of Dollars After Tax

	2002	2001
First Quarter
F-15E Program Settlement	$15	$343	R&D Tax Settlement
Used Aircraft Valuation*	$(24)	$132	Interest on R&D Tax Settlement
Loss on Long-Held Equity Investment	$(15)

Net Earnings Impact	$(24)	$475

Diluted EPS Impact	$(0.03)	$0.56
Second Quarter
Sale of Ordnance Business	$28	$36	F-15E Program Adjustment

Diluted EPS Impact	$0.04	$0.04
Third Quarter
Loss on Long-Held Investment—Teledesic	$(63)	$(63)	Severance—Initial 9/11 Reductions*
Favorable Tax Settlement	$55
Gain on Sale of Long-Held Venture Investment	$12
Loss on Other Long-Held Equity Investment	$(7)

Net Earnings Impact	$(3)	$(63)

Diluted EPS Impact	$0.00	$(0.08)
Change in Accounting
SFAS 142 (Goodwill)	$(1,827)	$1	SFAS 133 (Derivatives)
Diluted EPS Impact	$(2.26)	$0.00

        *      Sept 11-related event identified in statement of operations per EITF 01-10: Accounting for the impact of the Terrorist Attacks of Sept. 11, 2001.

# # #

C1937 Contacts:
Communications:	John Dern or John Morrocco	312-544-2002
Investor Relations:	Paul Kinscherff or Kathy Kroupa	312-544-2140

Forward-Looking Information Is Subject to Risk and Uncertainty

        Certain statements in this release contain "forward-looking" information that involves risk and uncertainty. This forward-looking information is based upon a number of assumptions including assumptions regarding the continued operation and viability of major airline customers; global economic, passenger and freight growth; successful negotiation of contracts with the Company's labor unions; current and future markets for the Company's products and services; the Company's successful execution of internal performance plans; including, without limitation, plans for productivity gains; favorable outcomes of certain pending sales campaigns and U. S. and foreign government procurement actions; including the timing of procurement of tankers; price escalation; regulatory approvals; and successful execution of acquisition and divestiture plans; and the assessment of the impact of the attacks of September 11, 2001. Actual results and future trends may differ materially depending on a variety of factors; including the continued operation and viability of major customers; collective bargaining labor disputes; the Company's successful execution of internal performance plans, production rate increases and decreases, acquisition and divestiture plans, credit rating agency assessments, and other cost-reduction and productivity efforts; the actual outcomes of certain pending sales campaigns and U. S. and foreign government procurement activities; including the timing of procurement of tankers; the cyclical nature of some of the Company's businesses; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that result in significant and prolonged disruption to air travel worldwide; any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation trends; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company's SEC filings, including, without limitation, the Company's Annual Report on Form 10-K for the year ended 2001 and the 10-Q for the quarter ended March 31, 2002 and June 30, 2002.

The Boeing Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions except per share data)
	2002	2001	2002	2001
Sales and other operating revenues	$40,374	$42,496	$12,696	$13,687
Cost of products and services	34,129	35,447	11,026	11,410

	6,245	7,049	1,670	2,277
Equity in income (loss) from joint ventures	28	72	(13)	28
General and administrative expense	1,908	1,713	615	546
Research and development expense	1,215	1,398	371	515
Gain on dispositions, net	46	20	4	20
Share-based plans expense	333	279	113	98
Special charges due to events of September 11, 2001	34	100		100

Earnings from operations	2,829	3,651	562	1,066
Other income (expense), net	38	280	(2)	28
Interest and debt expense	(536)	(477)	(185)	(157)

Earnings before income taxes	2,331	3,454	375	937
Income taxes	602	728	3	287

Net earnings before cumulative effect of accounting change	1,729	2,726	372	650
Cumulative effect of accounting change, net of tax	(1,827)	1

Net earnings (loss)	$(98)	$2,727	$372	$650

Basic earnings per share before cumulative effect of accounting change	$2.16	$3.32	$0.47	$0.81
Cumulative effect of accounting change, net of tax	(2.28)

Basic earnings (loss) per share	$(0.12)	$3.32	$0.47	$0.81

Diluted earnings per share before cumulative effect of accounting change	$2.14	$3.26	$0.46	$0.80
Cumulative effect of accounting change, net of tax	(2.26)

Diluted earnings (loss) per share	$(0.12)	$3.26	$0.46	$0.80

Cash dividends paid per share	$0.51	$0.51	$0.17	$0.17

Average diluted shares (millions)	808.6	837.4	808.3	814.7

The Boeing Company and Subsidiaries
Condensed Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions)	September 30 2002	December 31 2001
Assets
Cash and cash equivalents	$1,702	$633
Accounts receivable	5,207	5,156
Current portion of customer and commercial financing	1,256	1,053
Deferred income taxes	2,544	2,444
Inventories, net of advances and progress billings	5,902	6,635

Total current assets	16,611	15,921
Customer and commercial financing	10,618	9,345
Property, plant and equipment, net	8,325	8,459
Goodwill	2,751	5,127
Other acquired intangibles, net	1,101	1,320
Prepaid pension expense	6,605	5,838
Other assets	2,318	2,048

	$48,329	$48,058

Liabilities and Shareholders' Equity
Accounts payable and other liabilities	$13,342	$13,872
Advances in excess of related costs	3,306	4,021
Income taxes payable	768	909
Short-term debt and current portion of long-term debt	1,617	1,399

Total current liabilities	19,033	20,201
Deferred income taxes	349	177
Accrued retiree health care	5,494	5,367
Deferred lease income	562	622
Long-term debt	11,988	10,866
Shareholders' equity:
Common shares, par value $5.00—1,200,000,000 shares authorized; Shares issued—1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,092	1,975
Treasury shares, at cost—172,494,360 and 174,289,720	(8,431)	(8,509)
Retained earnings	13,957	14,340
Accumulated other comprehensive income	(407)	(485)
Unearned compensation	(1)	(3)
ShareValue Trust shares—40,171,862 and 39,691,015	(1,366)	(1,552)

Total shareholders' equity	10,903	10,825

	$48,329	$48,058

The Boeing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)
	2002	2001
Cash flows — operating activities:
Net earnings (loss)	$(98)	$2,727
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of accounting change, net	1,827
Share-based plans expense	333	279
Depreciation	939	877
Amortization of other acquired intangibles	65	215
Other non-cash charges and credits, net	140	40
Customer and commercial financing valuation provision	147	15
Gain on dispositions, net	(46)	(20)
Changes in assets and liabilities —
Accounts receivable	(36)	103
Inventories, net of advances and progress billings	739	(961)
Accounts payable and other liabilities	(299)	702
Advances in excess of related costs	(715)	1,196
Income taxes payable and deferred	589	264
Deferred lease income	(60)	641
Prepaid pension expense	(767)	(757)
Goodwill and other acquired intangibles		(1,465)
Accrued retiree health care	127	116
Other	(212)	(304)

Net cash provided by operating activities	2,673	3,668

Cash flows — investing activities:
Customer financing and properties on lease, additions	(2,981)	(3,483)
Customer financing and properties on lease, reductions	1,168	994
Property, plant and equipment, net additions	(586)	(712)
Acquisitions, net of cash acquired		(22)
Proceeds from dispositions	121	135

Net cash used by investing activities	(2,278)	(3,088)

Cash flows — financing activities:
New borrowings	2,447	3,453
Debt repayments	(1,399)	(691)
Common shares purchased		(2,417)
Stock options exercised, other	54	76
Dividends paid	(428)	(439)

Net cash provided (used) by financing activities	674	(18)

Net increase in cash and cash equivalents	1,069	562
Cash and cash equivalents at beginning of year	633	1,010

Cash and cash equivalents at end of 3rd quarter	$1,702	$1,572

The Boeing Company and Subsidiaries
Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)
	2002	2001	2002	2001
Revenues:
Commercial Airplanes	$22,038	$25,714	$6,063	$7,954
Military Aircraft and Missile Systems	10,197	9,005	3,757	3,289
Space and Communications	7,748	7,456	2,736	2,691
Boeing Capital Corporation	724	563	242	169
Other	361	341	105	129
Accounting differences/eliminations	(694)	(583)	(207)	(545)

Operating revenues	$40,374	$42,496	$12,696	$13,687

Earnings from operations:
Commercial Airplanes	$2,281	$2,550	$518	$735
Military Aircraft and Missile Systems	1,263	1,068	442	412
Space and Communications	187	395	(36)	181
Boeing Capital Corporation	343	401	16	109
Other	(288)	(194)	(192)	(103)
Accounting differences/eliminations	(504)	(267)	(77)	(253)
Share-based plans expense	(333)	(279)	(113)	(98)
Unallocated expense	(120)	(23)	4	83

Earnings from operations	$2,829	$3,651	$562	$1,066
Other income	38	280	(2)	28
Interest and debt expense:
Boeing Capital Corporation	(297)	(233)	(108)	(69)
Other	(239)	(244)	(77)	(88)

Earnings before income taxes	2,331	3,454	375	937
Income Taxes	602	728	3	287

Net earnings before cumulative effect of accounting change	$1,729	$2,726	$372	$650

Effective income tax rate	25.8%	21.1%	0.8%	30.6%
Research and development expense:
Commercial Airplanes	$613	$622	$177	$237
Military Aircraft and Missile Systems	232	198	76	75
Space and Communications	280	375	94	127
Other	90	203	24	76

Total research and development expense	$1,215	$1,398	$371	$515

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

	Nine Months				3rd Quarter
Deliveries
	2002		2001		2002		2001
Commercial Airplanes
717	13		37	(10)	5		13	(1)
737 Next-Generation*	169	(2)	214	(3)	39		69	(1)
747	19	(1)	24		6		8
757	25		32		6		12
767	28	(1)	29		6	(1)	6
777	41		45		11		12
MD-11	—		2		—		—

Total	295		383		73		120
Military Aircraft and Missile Systems
F-15	2		—		1		—
C-17	12		9	(4)	5		3	(2)
F/A-18 E/F	30		27		11		11
Apache (New Builds)	15		6		1		3
CH-47 (New Builds	6		8		2		2
T-45TS	10		11		3		3
C-40	1		4		—		2
Space and Communications
Delta II	3		4		1		1
Satellites	4		6		—		1
*
Includes one intercompany C-40 737 aircraft in the 3rd quarter 2002; three for the first nine months of 2002 and one C-40 737 aircraft during the first nine months of 2001.

Note:    Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Contractual backlog (Dollars in billions)	September 30 2002	June 30 2002	December 31 2001
Commercial Airplanes	$68.9	$66.5	$75.9
Military Aircraft and Missile Systems	19.6	20.2	17.6
Space and Communications	14.5	15.5	13.1

Total contractual backlog	$103.0	$102.2	$106.6

Unobligated backlog	$33.7	$20.8	$27.5

Workforce	169,000	173,000	188,000

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Exhibit 99
The Boeing Company and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
The Boeing Company and Subsidiaries Condensed Consolidated Statements of Financial Position (Unaudited)
The Boeing Company and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)
The Boeing Company and Subsidiaries Business Segment Data (Unaudited)
The Boeing Company and Subsidiaries Operating and Financial Data (Unaudited)